Exhibit 5.1

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE

To:

The Directors

Rio Tinto Finance (USA) plc

6 St. James’s Square

London SW1Y 4AD

The Directors

Rio Tinto plc

6 St. James’s Square

London SW1Y 4AD

The Directors

Rio Tinto Limited

Level 43, 120 Collins Street

Melbourne, Victoria 3000

Australia

Our ref: L-324529	9 March 2023

Rio Tinto Finance (USA) plc (the “Issuer”)
U.S.$650,000,000 5.000% Notes due 2033 and U.S.$1,100,000,000 5.125% Notes due 2053 (together, the “Notes”) fully and unconditionally guaranteed by Rio Tinto plc and Rio Tinto Limited (together, the “Guarantors”)

1	We have acted as English legal advisers to the Issuer and Rio Tinto plc in connection with the issue of the Notes by the Issuer and the giving of the guarantees (together, the “Guarantees”) by Rio Tinto plc in respect of the Notes and have taken instructions solely from the Issuer and Rio Tinto plc.

2	This opinion is limited to English law as applied by the English courts and in effect, and as it affects the obligations under the Notes and/or the Guarantees, on the date of this opinion. It is given on the basis that it, and that all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular we express no opinion on matters of federal law of the United States or Australia, the laws of any State of the United States or Australia, or the laws of any other jurisdiction. We have not been asked to, and we do not, express any opinion as to any taxation matters. This opinion is also given on the basis that we undertake no responsibility to notify you of any change in English law or otherwise to update this opinion in any respect after the date of this opinion.

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

3	For the purpose of this opinion, we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.

4	We have assumed that:

4.1	all copy documents conform to the originals and all originals are genuine and complete;

4.2	each signature is the genuine signature of the individual concerned;

4.3	(except in the case of the Issuer and Rio Tinto plc) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party;

4.4	(in the case of each party) those documents have been or (in the case of the Notes and the Guarantees) will be validly executed and delivered by the relevant party;

4.5	each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject, and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law;

4.6	all applicable provisions of the Financial Services and Markets 2000 (the “FSMA”) and any applicable secondary legislation made under it with respect to anything done in relation to the Notes in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity) and 21 (financial promotion)) have been complied with;

4.7	the Issuer Written Resolutions, the Guarantor Minutes and the CFO Certificate and other corporate documents are a true and complete record of the proceedings and/or resolutions described therein and there has been no modification of the Issuer Articles of Association or the Guarantor Articles of Association examined by us and referred to in the Schedule to this opinion;

4.8	the resolutions referred to in the Issuer Written Resolutions were validly passed and remain in full force and effect without modification;

4.9	the meeting of the Board of Directors of Rio Tinto plc held on 13 January 2023 and 14 January 2023 (in respect of which a certified extract of the Guarantor Minutes has been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in the Guarantor Minutes were validly passed and remain in full force and effect without modification; and

4.10	the CFO Certificate and the matters referred to in it remain in full force and effect without modification.

5	References in this opinion to the “Notes” include the Global Notes unless the context indicates otherwise.

6	Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above, and subject to the qualifications in paragraph 8 below and to any matters not disclosed to us, we are of the following opinion:

6.1	The Issuer has corporate power to enter into and to perform its obligations under the Notes and has taken all necessary corporate action to authorise its execution, delivery and performance of the Notes.

6.2	Rio Tinto plc has corporate power to enter into and to perform its obligations under the Guarantees and has taken all necessary corporate action to authorise its execution, delivery and performance of the Guarantees.

6.3	Assuming the Notes constitute valid, binding and enforceable obligations of the Issuer under New York law, in a dispute arising out of the Notes over which the English courts have assumed jurisdiction, there would be no reason insofar as English law is concerned why, in such an action in the English courts where New York law is pleaded and proved, the obligations assumed by the Issuer under the Notes are not valid and binding obligations of the Issuer.

6.4	Assuming the Guarantees constitute valid, binding and enforceable obligations of Rio Tinto plc under New York law, in a dispute arising out of the Guarantees over which the English courts have assumed jurisdiction, there would be no reason insofar as English law is concerned why, in such an action in the English courts where New York law is pleaded and proved, the obligations assumed by Rio Tinto plc under the Guarantees are not valid and binding obligations of Rio Tinto plc.

7	The term “valid and binding” as used above means that the obligations assumed by the Issuer or Rio Tinto plc, as applicable, under the relevant document are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	Enforcement may be limited by (a) bankruptcy, insolvency, liquidation and moratorium laws, (b) laws relating to reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

7.2	Enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy.

7.3	Claims may become barred under the Limitation Act 1980 or may be or become subject to set-off or counterclaim.

8	This opinion is subject to the following:

8.1	We express no opinion as to the compliance or otherwise with any financial limitations on borrowings or covenants by the Issuer or Rio Tinto plc contained in the Issuer Articles of Association or the Guarantor Articles of Association, as the case may be.

8.2	Insofar as this opinion relates to the obligations of Rio Tinto plc, it is given on the assumption that they have been entered into in good faith and for the purpose of carrying out its business and that, at the time they were entered into, there were reasonable grounds for believing that to do so would benefit Rio Tinto plc.

8.3	To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under Section 117 of the Stamp Act 1891.

8.4	A certificate, determination, notification, minute or opinion might be held by English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.

8.5	An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.

8.6	Any contractual provision that purports to maintain the validity of the remainder of such contract despite the invalidity, illegality or unenforceability of one or more of its provisions may not be effective – it depends on the nature of the illegality, invalidity or unenforceability in question.

8.7	Any contractual provision that requires a variation to be made in writing or to comply with any other formality may not be enforceable.

8.8	Any provision of the Notes or the Guarantees that provides for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person may not be recoverable if it amounts to a penalty under English law.

8.9	An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances – for example, if proceedings are brought elsewhere.

8.10	We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Notes or the Guarantees or any transaction contemplated thereby.

8.11	Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.

9	We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be submitted by the Issuer on the date hereof. In giving this consent we do not admit that we are within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1	A copy of the Articles of Association of the Issuer (the “Issuer Articles of Association”).

2	A copy of the Articles of Association of Rio Tinto plc (the “Guarantor Articles of Association”).

3	A certified extract of the Written Resolutions of the Board of Directors of the Issuer passed on 24 February 2023 (the “Issuer Written Resolutions”).

4	A certified extract from the Minutes of a Meeting of the Board of Directors of Rio Tinto plc held on 13 January 2023 and 14 January 2023 (the “Guarantor Minutes”).

5	A copy of a certificate of the Chief Financial Officer of Rio Tinto plc dated 20 February 2023 (the “CFO Certificate”).

6	The form of global note certificate initially representing each series of the Notes (the “Global Notes”).

7	The form of the guarantee to be appended to the Global Note(s) in respect of each series of the Notes.